Exhibit 10.4

30 September 2024

Philippe Sauvage

45 Mount Vernon Street Cambridge, MA 02140

Re: Offer Letter

Dear Philippe:

Nuvation Bio Inc. (the “Company”) is pleased to offer you the position of Chief Financial Officer on the terms set forth in this letter agreement (the “Agreement”).

In this role, you will report to David Hung, Founder, President, and Chief Executive Officer, and you will have a start date of October 7, 2024. You will be based in our office in New York City, NY. You shall devote your best efforts and full business time, skill, and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time. However, when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, reporting, duties, work location from time to time in its discretion.

Your salary will be paid at the annual rate of $510,000, less payroll deductions and withholdings, paid in accordance with the Company’s payroll practices, as in effect from time to time. As an exempt salaried employee, you will not be entitled to overtime compensation. The Company may change compensation and benefits from time to time in its discretion.

You will be eligible to receive a discretionary annual cash incentive bonus with a target of 45% of salary. Whether you receive this bonus, and the amount of any such bonus, will be determined in the Company’s sole discretion based on individual and corporate performance against predetermined objectives as set by the Company’s Board of Directors (the “Board”) and executive management team, as well as such other criteria that the Company deems relevant. The bonus is not earned until paid, and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year.

You will be eligible to participate in all benefit programs currently available to all employees at your level provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. The Company has put together a rich health benefit program for you and your dependents at a minimal cost. These benefits include medical, dental, vision, life insurance, short-term and long-term disability, and 401(k) retirement plan. These benefits are subject to the rules, terms, and conditions for participation of the applicable benefit plans and policies.

Subject to approval by the Board, under the Company’s 2021 Equity Incentive Plan (the “Plan”), the Company will grant you options to purchase shares of the Company’s Class A Common Stock, totaling 750,000 shares, at a fair market value as determined by the Board as of the date of grant (the “Options”). The Options will vest based on the satisfaction of time-based vesting conditions, specifically a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, subject to your continuous service with the Company on each such vesting date. The Options will be subject to the terms and conditions of the Plan and the applicable award agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continued vesting or employment.

Please refer to the award agreement that governs the specific terms and conditions of such Options.

In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this offer letter is an Employee Confidential Information and Inventions Assignment Agreement (“ECIIAA”) which prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the ECIIAA, attached hereto as Exhibit A, and only sign it after careful consideration.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or introduce into Company systems any proprietary information of any former employer or any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment with Company will be “at-will.” This means that you or the Company may terminate the employment relationship at any time and for any reason or no reason with or without notice Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company specifically for that purpose.

This offer may be contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to provide any documentation or information at the Company’s request to facilitate these processes.

To aid the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures (available upon request and also currently available at the following web address: https://www.jamsadr.com/rules-employment-arbitration/) at the JAMS location closest to where you last worked for the Company or another mutually agreeable location.

Notwithstanding the foregoing, if JAMS is unavailable due to location or otherwise, or if the parties mutually agree, then the arbitration shall be conducted by the American Arbitration Association (“AAA”) or its successor, under AAA’s then applicable rules and procedures (available upon request and also currently available at the following web address: https://www.adr.org/sites/default/files/EmploymentRules-Web.pdf), at the AAA location closest to where you last worked for the Company or another mutually agreeable location.

You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge. The Federal Arbitration Act, 9 U.S.C. § 1 et seq., will, to the fullest extent permitted by law, govern the interpretation and enforcement of this arbitration agreement and any arbitration proceedings.

This provision shall not be mandatory for any claim or cause of action to the extent applicable law prohibits subjecting such claim or cause of action to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”), such as non-individual claims that cannot be waived under applicable law, claims or causes of action alleging sexual harassment or a nonconsensual sexual act or sexual contact, or unemployment or workers’ compensation claims brought before the applicable state governmental agency. In the event you or the Company intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration.

Nothing herein prevents you from filing and pursuing proceedings before a federal or state governmental agency, although if you choose to pursue a claim following the exhaustion of any applicable administrative remedies, that claim would be subject to this provision. In addition, with the exception of Excluded Claims arising out of 9 U.S.C. § 401 et seq., all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class, representative, or collective proceeding, nor joined or consolidated with the claims of any other person or entity. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive all rights to have any dispute be brought, heard, administered, resolved, or arbitrated on a class, representative, or collective action basis. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. If a court finds, by means of a final decision, not subject to any further appeal or recourse, that the preceding sentences regarding class, representative, or collective claims or proceedings violate applicable law or are otherwise found unenforceable as to a particular claim or request for relief, the parties agree that any such claim(s) or request(s) for relief be severed from the arbitration and may proceed in a court of law rather than by arbitration. All other claims or requests for relief shall be arbitrated.

You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration and procedural questions that grow out of the dispute and bear on the final disposition are matters for the arbitrator to decide, provided however, that if required by applicable law, a court and not the arbitrator may determine the enforceability of this paragraph with respect to Excluded Claims. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law.

You and the Company shall equally share all arbitration administrative fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law or rules to effectuate your and the Company’s agreement to arbitrate. To the extent the arbitration service does not collect or you otherwise do not pay an equal share of all arbitration administrative fees, and the Company pays your share, you acknowledge and agree that the Company shall be entitled to recover from you in a federal or state court of competent jurisdiction half of the arbitration fees invoiced to the parties (less any amounts you paid to the arbitration service).]

Each party is responsible for its own attorneys’ fees.

Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

This Agreement, together with your ECIIAA, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other agreements or promises by anyone, whether oral or written. It is entered into without reliance on any promise or representation other than those expressly contained herein. Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this Agreement, must be made in a written agreement signed by you and a duly authorized officer of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

Please sign and date this Agreement, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me as soon as you are able if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start as soon as possible.

We look forward to your favorable reply and to a productive and enjoyable work relationship. Sincerely,

Stacy Markel (Sep 30, 2024 14:24 PDT)

Stacy Markel

Chief People Officer

Understood and accepted:

Philippe Sauvage (Oct 1, 2024 09:23 EDT)

Philippe Sauvage

Date:

10/01/24

Exhibit A: Employee Confidential Information and Invention Assignment Agreement

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT SENT VIA ADOBE SIGN

Created:

By: Status:

2024-09-30

Stacy Markel (stacy.markel@nuvationbio.com) Signed

Transaction ID:

CBJCHBCAABAAmmPu0O6NGItj4ciPlZrkHfuKrbraLTtiNuvation - Multi-State Offer Letter Sept 2024 - Philippe Sauvage

Final Audit Report 2024-10-01

"Nuvation - Multi-State Offer Letter Sept 2024 - Philippe Sauvag e" History

Document created by Stacy Markel (stacy.markel@nuvationbio.com)

2024-09-30 - 7:21:05 PM GMT

Document emailed to Philippe Sauvage (ph_sauvage@yahoo.com) for signature

2024-09-30 - 7:21:10 PM GMT

Document emailed to Stacy Markel (stacy.markel@nuvationbio.com) for signature

2024-09-30 - 7:21:10 PM GMT

Email viewed by Stacy Markel (stacy.markel@nuvationbio.com)

2024-09-30 - 9:24:35 PM GMT

Document e-signed by Stacy Markel (stacy.markel@nuvationbio.com)

Signature Date: 2024-09-30 - 9:24:54 PM GMT - Time Source: server

Email viewed by Philippe Sauvage (ph_sauvage@yahoo.com)

2024-09-30 - 11:44:20 PM GMT

Document e-signed by Philippe Sauvage (ph_sauvage@yahoo.com)

Signature Date: 2024-10-01 - 1:23:40 PM GMT - Time Source: server

Agreement completed.

2024-10-01 - 1:23:40 PM GMT